Exhibit 99.1

THE WENDY’S COMPANY ANNOUNCES GUNTHER PLOSCH TO BECOME CHIEF FINANCIAL OFFICER

Appointment Continues Previously Announced Succession of CEO Duties

from Retiring CEO Emil Brolick to Current President and CFO Todd Penegor

DUBLIN, Ohio, April 19, 2016 – The Wendy’s Company (NASDAQ: WEN) announced today that Gunther Plosch, 48, will join the Company on May 2, 2016 and will serve as the Company’s Chief Financial Officer following a transition period during the month of May. Plosch joins Wendy’s from the Kellogg Company, where he has spent the last 16 years in Finance roles of increasing responsibility, including his most recent assignment as Vice President of Global Business Services and, previously, Vice President and Chief Financial Officer for the $9.5 billion Kellogg North America business.

Plosch’s appointment continues the Company’s previously announced succession plan for Chief Executive Officer Emil Brolick, who intends to retire from the Company at the time of the Company’s Annual Meeting of Stockholders on May 26, 2016. Brolick is expected to be succeeded as Chief Executive Officer by current President and Chief Financial Officer Todd Penegor. Penegor will transition his Chief Financial Officer duties to Plosch during the month of May, and Penegor will retain his position as President of the Company upon his appointment as Chief Executive Officer. Brolick is expected to continue to serve on the Company’s Board of Directors following his retirement to ensure continuity of leadership and strategic focus for the Company.

“I am confident that Gunther will be an excellent addition to The Wendy’s Company and our senior leadership team,” said Penegor. “He brings a wealth of financial leadership experience from the food and consumer packaged goods industries, and he has a proven track record of driving growth and margin expansion, which will serve both our Company’s and our franchisees’ business models well. We are eager to benefit from his contributions to the brand.”

Plosch began his career with The Procter & Gamble Company in Austria, where he spent nine years in various divisions, ultimately serving as Associate Director of Finance for the Central and European division. He joined Kellogg in 2000 as the Finance Director in the United Kingdom division, and was subsequently promoted to the U.S. business in 2005, where he led finance teams in Corporate Planning and Morning Foods. In 2010 he became Chief Financial Officer of Kellogg North America and in 2014 was elevated to Vice President of Global Business Services. Plosch is a native of Salzburg, Austria, and graduated with a Marketing and Finance degree from Johannes Kepler University. He also completed service in the Austrian military.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s® system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor Contact:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media Contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com